DEFERRAL AGREEMENT


          AGREEMENT, dated              ,     , by and between
                           -------------  ----                 --------------
("Director") and GEORGIA-PACIFIC CORPORATION ("G-P").

                              W I T N E S S E T H:

          WHEREAS, Director is a member of the Board of Directors of G-P (the "G-P Board"); and

          WHEREAS, Director desires to enter into the arrangement hereinafter set forth as an alternative payment arrangement for all or a portion of Director's retainer and fees for services as a member of the G-P Board for the Election Duration (as defined below);

          NOW, THEREFORE, in consideration of the premises, G-P and Director hereby agree as follows:

          1. Effective Date of Agreement and Elections. This Agreement and the elections set forth in Sections 2, 3 and 4 below shall be effective as of the later of (i) the actual execution date stated below, (ii) the commencement date specified below in this Section 1 or (iii) the date upon which the completed and executed Agreement is delivered to the Secretary of G-P or his/her delegate. If Director desires to specify a commencement date, it is indicated below (must be after execution date but within ninety (90) days following such date):

Commencement Date :                 ,
                    ----------------  ----

          2. Election to Defer Fees; Election Duration. Director hereby irrevocably elects to defer receipt of the portion indicated below of the fees, including, without limitation, any retainer, meeting fee or committee meeting fee ("Fees"), that Director will become entitled to receive for services as a member of the G-P Board for the period commencing on the effective date determined in accordance with Section 1 and ending on the termination date determined in accordance with Section 3 (the "Election Duration"):

    % of Director's Fees are to be deferred
----

If Director elects to have an amount which is less than 100% of Director's Fees deferred, the specified percentage must be one which is expected to result in at least $10,000 being deferred in any 12-month period, and such percentage of each payment of Fees for services during the period covered by this Agreement shall be deferred.

If the effective date of Director's deferral election under this Agreement falls in the middle of a pay period and he/she has not already received payment for the that entire pay period, the portion of Fees deemed earned following the election date shall consist of (i) meeting or other meeting-specific fees related to Board or committee meetings occurring during the Election Duration and (ii) a prorated portion of any retainer based on the portion of the pay period included in the Election Duration. If the effective date of Director's deferral election under this Agreement falls in the middle of a pay period and he/she has already received payment of some or all of the Fees for the that entire pay period, no portion of the Fees which have already been paid may be deferred. This paragraph of this Section 2 shall be applicable notwithstanding anything in this Agreement to the contrary.

          3. Termination of Election. The deferral election in this Agreement may be terminated at any time by Director with respect to Fees earned after the effective date of such termination by giving written notice of such termination to the Secretary of G-P or his/her delegate. The effective date of any such termination shall be the later of the date of the written notice, (ii) the effective date specified in the notice or (iii) the date such notice is received by the Secretary of G-P or his/her delegate. Only Fees earned with respect to the period after the effective date of such termination shall be affected by Director's termination of his/her deferral notice under this Agreement, and the terms and conditions of this Agreement shall continue to apply to Fees deferred during the Election Duration.

          4. Election of Treatment of Deferred Fees. Director hereby irrevocably (choose one of the following):

       _______ elects              or                  ________ does not elect

to have the deferred Fees treated as if they were invested in Georgia-Pacific Corporation common stock ("Common Stock"), as provided in Section 6 of this Agreement.

          If Director does not elect to have the deferred Fees treated as if they were invested in Common Stock, the deferred Fees shall be treated as if they were earning interest as provided in Section 7 of this Agreement.

          5. Election of Method of Payment of Deferred Fees to Director. Director hereby irrevocably elects to have the deferred Fees paid as provided in
Section 8 of this Agreement, (choose one)

     (i) in a single sum payment, as soon as practicable after the last business day of the calendar quarter in which Director ceases to be a member of the G-P Board, or

     (ii)           in a series of         annual installments (not more than
10) commencing on the last business day of the calendar quarter in which Director ceases to be a member of the G-P Board. The amount of each such installment shall be equal to the value (as determined pursuant to Section 8 of this Agreement) on the day next preceding the date of payment of the installment of a number of units of each class of Common Stock credited to Director's Unit Account (as defined in Section 6 of this Agreement) calculated by dividing the total number of such units for each class of Common Stock by the number of installments remaining to be paid, or the amount credited to Director's Interest Account (as defined in Section 7 of this Agreement) on the day next preceding the date of payment of the installment, as the case may be, divided by the number of installments remaining to be paid. The unpaid portion of the deferred Fees shall continue to be adjusted, as provided in Section 6 or Section 7 of this Agreement, during the period that Director is receiving such installment payments.

          6. Deferred Fees Treated as if Invested in Common Stock. If the deferred Fees are to be treated as if they were invested in Common Stock, such deferred Fees shall be deemed to be invested in a THEORETICAL number of units of each of Georgia-Pacific Corporation/Georgia-Pacific Group Common Stock, $0.80 par value ("Group Stock"), and Georgia-Pacific Corporation/Timber Group Common Stock, $0.80 par value ("Timber Stock"), obtained by dividing the dollar amount of such deferred Fees by the sum of the Market Values Per Share, as defined below, of Group Stock and Timber Stock on the date such deferred Fees would otherwise have been payable to Director. The number of such units shall be computed to four decimal places and shall be credited to an account established and maintained to record such units (the "Unit Account").

          From time to time thereafter additional units of Group Stock or Timber Stock shall be credited to the Unit Account in conjunction with the payment of dividends to actual holders of such stock. Dividends on each class of Common Stock shall be reflected by the crediting of additional units of that class of Common Stock to Director's Unit Account in amounts equal to

     (i) the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) on Group Stock or Timber Stock which Director would have received if on the record date for such dividend Director had been the owner of record of a number of shares of Group Stock or Timber Stock, respectively, equal to the number of units (including fractions) then credited to the Unit Account divided by

     (ii) the Market Value Per Share of Group Stock or Timber Stock, as the case may be, on the date such dividend is paid.

From time to time additional units of a particular class of Common Stock shall be credited to the Unit Account in amounts equal to the number of full and fractional shares of Common Stock which Director would have received if, on the record date for a dividend which is to be paid on that class of Common Stock, Director had been the owner of record of a number of shares of the affected class of Common Stock equal to the number of units (including fractions) then credited to the Unit Account. The Unit Account shall also be appropriately adjusted for any change in the Common Stock by reason of any recapitalization, reorganization, merger, consolidation, split-up, or any similar change affecting the Common Stock.

          For purposes of this Agreement, Market Value Per Share is defined as the mean between the highest and lowest quoted selling prices on the date of reference for shares of the appropriate class of Common Stock as reported on the composite tape on such date (or, if such date shall be a business day, the next preceding day which shall be a business day). If no sale occurs on such date, the Market Value Per Share shall be the mean between the bid and asked prices for such date. If no bid and asked prices are quoted for such date, the Market Value Per Share shall be determined, in the manner described above, as of the first preceding business day on which a sale occurs or on which bid and asked prices are quoted.

          7. Deferred Fees Treated as if Earning Interest. If the deferred Fees are to be treated as if they were earning interest, such deferred Fees shall be credited to a THEORETICAL account established and maintained to record such deferred Fees (an "Interest Account"). Such credit shall be as of the date such deferred Fees would otherwise have been payable to Director.

     Thereafter, at intervals of every 26 weeks, such Interest Account will be credited with interest, at an annual rate equal to (i) the rate, on a bond yield equivalency basis, on six month (26 weeks) Treasury Bills which mature during the week in which such 26-week interval ends plus (ii) 75 basis points, on the average daily balance credited to such Interest Account during such 26-week interval.

          8. Manner of Payment of Deferred Fees. All payments to be made under this Agreement shall be made in cash. The amount of any payment with respect to the Unit Account shall be based on the value of the Unit Account as determined by multiplying (i) the number of units of each class of Common Stock credited to the Unit Account by (ii) the Market Value Per Share of that class of Common Stock on the day next preceding the date of such payment and adding together the results for Group Stock and Timber Stock. A single sum payment, or the last installment of a series of annual installment payments, with respect to an Interest Account shall include interest to the date of such payment.

          9. Designation of Beneficiary. Director may designate a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made under Section 10 of this Agreement upon Director's death. At any time, and from time to time, any such designation may be changed or canceled by Director without the consent of any beneficiary. Any such designation, change or cancellation must be by written notice filed with the Secretary of G-P and shall not be effective until received by the Secretary of G-P. If Director designates more than one beneficiary, any payments under
Section 10 of this Agreement to such beneficiaries shall be made in equal shares unless Director has designated otherwise, in which case the payments shall be made in the shares designated by the Director. If no beneficiary has been named by Director, or the designated beneficiaries have predeceased Director, Director's beneficiary shall be the executor or administrator of Director's estate.

          10. Payment of Deferred Fees in the Event of Death. In the event of the death of Director while a member of the G-P Board or prior to the full payment to Director of the Fees deferred under this Agreement, as adjusted as provided in Section 6 or Section 7 above, as the case may be, an amount equal to the unpaid portion of the deferred Fees, as adjusted as provided in Section 6 or
Section 7 above, as the case may be, shall be paid in a single sum payment to Director's designated beneficiary or beneficiaries. Such single sum payment shall be made as soon as practicable after the death of Director.

          11. No Right to Continue as a Director. Nothing in this Agreement shall be construed as conferring upon Director any right to continue as a member of the G-P Board.

          12. No Interest as a Stockholder. The crediting of units of Common Stock to the Unit Account under Section 6 of this Agreement, if applicable, shall not be deemed to create for Director any interest in any class of equity securities of G-P.

          13. No Right to Corporate Assets. Nothing in this Agreement shall be construed as giving Director, Director's designated beneficiaries or any other person any equity or interest of any kind in the assets of G-P or creating a trust of any kind of a fiduciary relationship of any kind between G-P and any such person. As to any claim for payments due under the provisions of this Agreement, Director, Director's designated beneficiaries and any other persons having a claim for payments shall be unsecured creditors of G-P, as the case may be.

          14. No Limit on Further Corporate Action. Nothing contained in this Agreement shall be construed so as to prevent G-P from taking any corporate action which is deemed by G-P to be appropriate or in its best interest.

          15. Assignment; Successors in Interest. The rights and benefits of Director under this Agreement are personal to Director and (upon his/her death) his/her named beneficiaries, and neither Director nor Director's designated beneficiaries shall have the power or right to transfer, assign, anticipate, mortgage, or otherwise encumber any payments to be made under this Agreement. The provisions of this Agreement shall inure to the benefit of Director's designated beneficiaries, heirs, executors, administrators and successors in interest.

          The obligations of G-P under this Agreement are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of G-P, as the case may be, or any corporation into which G-P, as the case may be, may be merged, converted or consolidated.

          16. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the State of Georgia.

          17. Execution in Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.


          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement.



Dated:

                    Director:


                    GEORGIA-PACIFIC CORPORATION


Dated:

                    By:
                         ---------------------------
                             Name:
                             Title:

NOTE:  PLEASE BE SURE YOU HAVE MADE THE FOLLOWING ELECTIONS:

     1. The election on page 1 as to the portion of your Fees which is to be deferred.

     2. The election on page 1 as to whether the deferred Fees are to be treated as if invested in G-P Common Stock.

     3.   The election on page 2 as to the manner of payment.


INITIAL DESIGNATION OF BENEFICIARY:

1.  Name:

    Address:

    Social Security No:


2.  Name:

    Address:

    Social Security No:


               Signature

               Date:
                     ----------------------------